Exhibit 10.1

LOAN AGREEMENT

dated as of June  6, 2014

between

Southern First Bancshares, Inc.

as Borrower

and

The Brand Banking Company

as Lender

LOAN AGREEMENT

THIS LOAN AGREEMENT (this “Agreement”) is made and entered into as of June 6, 2014, by and between Southern First Bancshares, Inc., a South Carolina corporation (the “Borrower”) and The Brand Banking Company, a Georgia banking corporation (the “Lender”).

ARTICLE I

DEFINITIONS; CONSTRUCTION

Section 1.1.  Definitions.  In addition to the other terms defined herein, the following terms used herein shall have the meanings herein specified (to be equally applicable to both the singular and plural forms of the terms defined):

“Acquisition” shall mean any transaction or a series of related transactions for the purpose of, or resulting, directly or indirectly, in (a) the acquisition of all or substantially all of the assets of a Person, or of any business or division of any Person, (b) the acquisition of greater than 50% of the capital stock, partnership interest, membership interest or other equity of any Person, or otherwise causing a Person to become a Subsidiary, or (c) a merger or consolidation of, or any other combination with, another Person (other than a Person that is a Subsidiary), provided that the Borrower or any Subsidiary is the surviving entity.

 “Affiliate” shall mean, as to any Person, any other Person that directly, or indirectly through one or more intermediaries, Controls, is Controlled by, or is under common Control with, such Person.

                        “Allowance for Loan and Lease Losses” shall mean the amount set forth under the line item “allowance for loan and lease losses” on the Borrower’s consolidated balance sheet delivered under either Section 5.1(a) or 5.1(b) as determined in accordance with GAAP.

“Availability Period” shall mean the period from the Closing Date to the Commitment Termination Date.

                       “Base Rate” shall mean the per annum rate equal to the Wall Street Journal Prime Rate plus .25 percentage point(s). The Wall Street Journal Prime Rate for any day is a fluctuating rate of interest equal to the highest rate published from time to time in the “Money Rates” section of The Wall Street Journal as the Prime Rate for such day (or, if such source is not available, such alternate source as determined by the Lender). The Wall Street Journal Prime Rate is a reference rate and does not necessarily represent the lowest or best rate charged to customers.  The Lender may make commercial loans or other loans at rates of interest at, above or below the Wall Street Journal Prime Rate.  Each change in the Wall Street Journal Prime Rate shall be effective from and including the date such change is publicly announced as being effective.

                        “Base Rate Loan” means a Loan hereunder that bears interest at the Base Rate.

“Business Day” shall mean any day other than a Saturday, Sunday or other day on which commercial banks in Atlanta, Georgia are authorized or required by law to close.

“Call Report” shall mean, with respect to a Financial Institution Subsidiary, the “Consolidated Reports of Condition and Income” (FFIEC  Form 031 or 041 or any successor form of the Federal Financial Institutions Examination Council).

“Change in Control” shall mean (a) with respect to the Borrower,  the occurrence of one or more of the following events: (i) any sale, lease, exchange or other transfer (in a single transaction or a series of related transactions) of all or substantially all of the assets of the Borrower to any Person or “group” (within the meaning of the Securities Exchange Act of 1934 and the rules of the Securities and Exchange Commission thereunder in effect on the date hereof),  (ii) the acquisition of ownership, directly or indirectly, beneficially or of record, by any Person or “group” (within the meaning of the Securities Exchange Act of 1934 and the rules of the Securities and Exchange Commission thereunder as in effect on the date hereof) of 33 1/3% or more of the outstanding shares of the voting stock of the Borrower or (iii) occupation of a majority of the seats (other than vacant seats) on the board of directors of the Borrower by Persons who were neither (A) nominated by the current board of directors or (B) appointed by directors so nominated, or (b) the Borrower shall own, directly or indirectly, less than 100% of the voting stock of any Financial Institution Subsidiary.

“Change in Law” shall mean (i) the adoption of any applicable law, rule or regulation after the date of this Agreement, (ii) any change in any applicable law, rule or regulation, or any change in the interpretation or application thereof, by any Governmental Authority after the date of this Agreement, or (iii) compliance by the Lender (or for purposes of Section 2.10(b), by the Lender’s holding company, if applicable) with any request, guideline or directive (whether or not having the force of law) of any Governmental Authority made or issued after the date of this Agreement.

                        “Classified Assets” shall mean the sum of (a) all assets adversely classified as Substandard, Doubtful or Loss, and (b) Other Real Estate Owned (determined in accordance with, and as set forth on, Borrower’s FR Report Y-9C).

                                    “Closing Date” shall mean the date on which the conditions precedent set forth in Section 3.1 and Section 3.2 have been satisfied or waived in accordance with Section 9.2, and unless otherwise indicated, shall be the date of this Agreement.

                        “Code” shall mean the Internal Revenue Code of 1986, as amended an in effect from time to time.

“Commitment Termination Date” shall mean June 5, 2017, or earlier if the Revolving Commitment is terminated pursuant to Section 2.3 or Section 8.1.

“Control” shall mean the power, directly or indirectly, either to (i) vote 5% or more of securities having ordinary voting power for the election of directors (or persons performing similar functions) of a Person or (ii) direct or cause the direction of the management and policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. The terms “Controlling”, “Controlled by”, and “under common Control with” have meanings correlative thereto.

“Default” shall mean any condition or event that, with the giving of notice or the lapse of time or both, would constitute an Event of Default.

“Default Interest” shall have the meaning set forth in Section 2.6(b).

“Dollar(s)” and the sign “$” shall mean lawful money of the United States of America.

                        “Environmental Laws” shall mean all laws, rules, regulations, codes, ordinances, orders, decrees, judgments, injunctions, notices or binding agreements issued, promulgated or entered into by or with any Governmental Authority, relating in any way to the environment, preservation or reclamation of natural resources, the management, Release or threatened Release of any Hazardous Material or to health and safety matters.

                        “Environmental Liability” shall mean any liability, contingent or otherwise (including any liability for damages, costs of environmental investigation and remediation, costs of administrative oversight, fines, natural resource damages, penalties or indemnities), of the Borrower or any Subsidiary directly or indirectly resulting from or based upon (a) any actual or alleged violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) any actual or alleged exposure to any Hazardous Materials, (d) the Release or threatened Release of any Hazardous Materials or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended from time to time, and any successor statute.

                        “ERISA Affiliate” shall mean any trade or business (whether or not incorporated), which, together with the Borrower, is treated as a single employer under Section 414(b) or (c) of the Code or, solely for the purposes of Section 302 of ERISA and Section  412 of the Code, is treated as a single employer under Section 414 of the Code.

                        “ERISA Event” shall mean (a) any “reportable event”, as defined in Section 4043 of ERISA or the regulations issued thereunder with respect to a Plan (other than an event for which the 30 day notice period is waived); (b) the existence with respect to any Plan of an “accumulated funding deficiency” (as defined in Section 412 of the Code or Section 302 of ERISA), whether or not waived; (c) the filing pursuant to Section 412(d) of the Code or Section 303(d) of ERISA of an application for a waiver of the minimum funding standard with respect to any Plan; (d) the incurrence by the Borrower or any of its ERISA Affiliates of any liability under Title IV of ERISA with respect to the termination of any Plan; (e) the receipt by the Borrower or any ERISA Affiliate from the PBGC or a plan administrator appointed by the PBGC of any notice relating to an intention to terminate any Plan or Plans or to appoint a trustee to administer any Plan; (f) the incurrence by the Borrower or any of its ERISA Affiliates of any liability with respect to the withdrawal or partial withdrawal from any Plan or Multiemployer Plan; or (g) the receipt by the Borrower or any ERISA Affiliate of any notice, or the receipt by any Multiemployer Plan from the Borrower or any ERISA Affiliate of any notice, concerning the imposition of Withdrawal Liability or a determination that a Multiemployer Plan is, or is expected to be, insolvent or in reorganization, within the meaning of Title IV of ERISA.

“Event of Default” shall have the meaning provided in Article VIII.

                        “Financial Institution Subsidiary” shall mean each of (a) First Southern Bank, Greenville, South Carolina, and (b) each other Subsidiary hereafter formed or acquired that is a regulated financial institution.

                        “Fiscal Quarter” shall mean each fiscal quarter (including the fiscal quarter at the fiscal yearend) of the Borrower and its Subsidiaries.

“FR Report Y-9C” shall mean the “Consolidated Financial Statements for Bank Holding Companies FR Y-9C” submitted by the Borrower as required by Section 5(c) of the Bank Holding Company Act (12 U.S.C. 1844) and Section 225.5(b) of Regulation Y [12 CFR 225.5(b)], or any successor or similar replacement report.

                        “FR Report Y-9LP” shall mean the “Parent Company Only Financial Statements for Large Bank Holding CompaniesFR Y-9LP” submitted by the Borrower as required by Section 5(c) of the Bank Holding Company Act (12 U.S.C. 1844) and Section 225.5(b) of Regulation Y [12 CFR 225.5(b)], or any successor or similar replacement report.

 “GAAP” shall mean generally accepted accounting principles in the United States applied on a consistent basis and subject to the terms of Section 1.2.

                        “Governmental Authority” shall mean the government of the United States of America, any other nation or any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government.

                        “Hazardous Materials” means all explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes or other pollutants, including petroleum or petroleum distillates, asbestos or asbestos containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes and all other substances or wastes of any nature regulated pursuant to any Environmental Law.

                        “Hedging Agreements” shall mean interest rate swap, cap or collar agreements, interest rate future or option contracts, currency swap agreements, currency future or option contracts, foreign exchange contracts (forward and/or spot), commodity agreements and other similar agreements or arrangements designed to protect against fluctuations in interest rates, currency values or commodity values.

                        “Indebtedness” of any Person shall mean, without duplication (i) all obligations of such Person for borrowed money, (ii) all obligations of such Person evidenced by bonds, debentures, notes or other similar instruments, (iii) all obligations of such Person in respect of the deferred purchase price of property or services (other than trade payables incurred in the ordinary course of business), (iv) all obligations of such Person under any conditional sale or other title retention agreement(s) relating to property acquired by such Person, (v) all obligations of such Person under capital leases and all monetary obligations of such Person under Synthetic Leases, (vi) all obligations, contingent or otherwise, of such Person in respect of letters of credit, acceptances or similar extensions of credit, (vii) all guarantees by such Person of Indebtedness of others, (viii) all Indebtedness of a third party secured by any Lien on property owned by such Person, whether or not such Indebtedness has been assumed by such Person, (ix) all obligations of such Person, contingent or otherwise, to purchase, redeem, retire or otherwise acquire for value any common stock of such Person, and (x) all net obligations incurred by such Person under Hedging Agreements.

                        “Interest Period” shall mean, with respect to any Libor Rate Loan, a period of one month, provided that (i) the initial Interest Period may have an actual duration of less than one month, depending on the initial funding date and (ii) no Interest Period may extend beyond the Commitment Termination Date.

                        “Interest Rate Determination Date” shall mean the date that the initial Revolving Loan is funded and the first Business Day of each calendar month thereafter.

                        “Investments” shall have the meaning set forth in Section 7.6 hereof.

                        “Leverage Ratio” shall be calculated by dividing Tier 1 Capital of the Borrower or the Financial Institutions Subsidiary, as applicable (the numerator of the ratio) by its average total consolidated assets (the denominator of the ratio).

                        “Lien” shall mean any mortgage, pledge, security interest, lien (statutory or otherwise), charge, encumbrance, hypothecation, assignment, deposit arrangement, or other arrangement having the practical effect of the foregoing or any preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever (including any conditional sale or other title retention agreement and any capital lease having the same economic effect as any of the foregoing).

                        “LIBOR” shall mean a fluctuating rate of interest which can change on each banking day.  The rate will be adjusted on each banking day to equal the London Interbank Offered Rate (or a comparable or successor rate which is approved by the Lender for U.S. Dollar deposits for delivery on the date in question for a one month term beginning on that date.  The Lender will use the London Interbank Offered Rate as published by Bloomberg (or other commercially available source providing quotations of such rate as selected by the Lender from time to time) as determined at approximately 11:00 a.m. London time two (2) London Banking Days prior to the date in question, as adjusted from time to time by Lender for reserve requirements, deposit insurance assessment rates and other regulatory costs.    A “London Banking Day” is a day on which banks in London are open for business and dealing in offshore dollars.

                        “LIBOR Rate Loan” means a Loan hereunder that bears interest at LIBOR.

            “Liquid Assets” shall mean the sum of all cash, time deposits, marketable securities and the difference between the investment in debt and equity securities and the aggregate amount of any amounts borrowed to directly fund such investment in debt and equity securities.

                        “Loan” shall mean the Term Loan or the Revolving Loan, as the case may be, made by Lender to Borrower pursuant to Section 2 in an amount not to exceed the Term Loan Commitment and the Revolving Loan Commitment. Collectively the Term Loan and the Revolving Line of Credit Loan are referred to as the “Loans.”

                        “Loan Commitment” shall mean collectively the Revolving Loan Commitment and the Term Loan Commitment.

                        “Loan Documents” shall mean, collectively, this Agreement, the Revolving Credit Note, the Pledge Agreement, and any and all other instruments, agreements, documents and writings executed in connection with any of the foregoing.

                        “Material Adverse Effect” shall mean, with respect to any event, act, condition or occurrence of whatever nature (including any adverse determination in any litigation, arbitration, or governmental investigation or proceeding), whether singly or in conjunction with any other event or events, act or acts, condition or conditions, occurrence or occurrences whether or not related, a material adverse change in, or a material adverse effect on, (a) the business, results of operations, financial condition, assets, liabilities or prospects of the Borrower and of the Borrower and its Subsidiaries taken as a whole, (b) the ability of the Borrower to perform any of its obligations under the Loan Documents, (c) the rights and remedies of the Lender under any of the Loan Documents or (d) the legality, validity or enforceability of any of the Loan Documents.

                        “Maturity Date” shall mean either the Commitment Termination Date or the Term Loan Maturity Date if the Loan is extended pursuant to Section 2.5, as applicable.

“Multiemployer Plan” shall have the meaning set forth in Section 4001(a)(3) of ERISA.

“Net Noncore Funding Dependence Ratio” shall mean  noncore liabilities, less short term investments divided by long term assets.

                        “Nonperforming Loans” shall mean (a) the sum of (i) nonaccrual loans and lease financing receivables, (ii) loans and lease financing receivables that are contractually past due 90 days or more as to interest or principal and are still accruing interest, and (iii) loans for which the terms have been modified due to a deterioration in the financial position of the borrower that are nonaccrual (determined in accordance with, and as set forth on, Borrower’s FR Report Y-9C); minus (b) non-performing loans guaranteed by the United States Small Business Administration.

                        “Notice of Borrowing” shall have the meaning as set forth in Section 2.2.

“Obligations” shall mean all amounts owing by the Borrower to the Lender pursuant to or in connection with this Agreement or any other Loan Document, including without limitation, all principal, interest (including any interest accruing after the filing of any petition in bankruptcy or the commencement of any insolvency, reorganization or like proceeding relating to the Borrower, whether or not a claim for post-filing or post-petition interest is allowed in such proceeding), all reimbursement obligations, all net obligations under Hedging Agreements entered into between Borrower and Lender or its Affiliates, fees, expenses, indemnification and reimbursement payments, costs and expenses (including all fees and expenses of counsel to the Lender incurred pursuant to this Agreement or any other Loan Document), whether direct or indirect, absolute or contingent, liquidated or unliquidated, now existing or hereafter arising hereunder or thereunder, together with all renewals, extensions, modifications or refinancings thereof.

                        “Other Real Estate Owned” shall mean the sum of (a) real estate acquired in satisfaction of debts previously contracted and (b) other real estate owned, as set forth on Schedule HC-M of Borrower’s FR Report Y-9C.

                        “Note” shall mean a promissory note of the Borrower payable to the order of the Lender in the principal amount of the Revolving Commitment, in substantially the form of Exhibit A.

“Participant” shall have the meaning set forth in Section 9.4(c).

                         “Payment Office” shall mean the office of the Lender located at 3328 Peachtree Road, NE Atlanta, Georgia 30326, or such other location as to which the Lender shall have given written notice to the Borrower.

“PBGC” shall mean the Pension Benefit Guaranty Corporation referred to and defined in ERISA, and any successor entity performing similar functions.

                         “Permitted Encumbrances” shall mean:

                        (i)         Liens imposed by law for taxes not yet due or which are being contested in good faith by appropriate proceedings and with respect to which adequate reserves are being maintained in accordance with GAAP;

                        (ii)        statutory Liens of landlords and Liens of carriers, warehousemen, mechanics, materialmen and other Liens imposed by law created in the ordinary course of business for amounts not yet due or which are being contested in good faith by appropriate proceedings and with respect to which adequate reserves are being maintained in accordance with GAAP;

                        (iii)       pledges and deposits made in the ordinary course of business in compliance with workers' compensation, unemployment insurance and other social security laws or regulations;

                        (iv)       deposits to secure the performance of bids, trade contracts, leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature, in each case in the ordinary course of business;

                        (v)        judgment and attachment liens not giving rise to an Event of Default or Liens created by or existing from any litigation or legal proceeding that are currently being contested in good faith by appropriate proceedings and with respect to which adequate reserves are being maintained in accordance with GAAP; and

                        (vi)       easements, zoning restrictions, rights-of-way and similar encumbrances on real property imposed by law or arising in the ordinary course of business that do not secure any monetary obligations and do not materially detract from the value of the affected property or materially interfere with the ordinary conduct of business of the Borrower and its Subsidiaries taken as a whole;

provided, that the term “Permitted Encumbrances” shall not include any Lien securing Indebtedness.

 “Person” shall mean any individual, partnership, firm, corporation, association, joint venture, limited liability company, trust or other entity, or any Governmental Authority.

                        “Plan” means any employee pension benefit plan (other than a Multiemployer Plan) subject to the provisions of Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA, and in respect of which the Borrower or any ERISA Affiliate is (or, if such plan were terminated, would under Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA.

                        “Pledge Agreement” shall mean that certain Pledge Agreement dated as of June 6, 2014 by the Borrower in favor of the Lender.

                        “Rate Sensitive Assets/Rate Sensitive Liabilities Ratio” shall mean the ratio of the bank assets that mature or reprice within a year to the bank liabilities that mature or reprice within a year.

 “Regulation D” shall mean Regulation D of the Board of Governors of the Federal Reserve System, as the same may be in effect from time to time, and any successor regulations.

                        “Release” means any release, spill, emission, leaking, dumping, injection, pouring, deposit, disposal, discharge, dispersal, leaching or migration into the environment (including ambient air, surface water, groundwater, land surface or subsurface strata) or within any building, structure, facility or fixture.

“Responsible Officer” shall mean any of the president, the chief executive officer, the chief operating officer, the chief financial officer, the treasurer or a vice president of the Borrower or such other representative of the Borrower as may be designated in writing by any one of the foregoing with the consent of the Lender; and, with respect to the financial covenants only, the chief financial officer or the treasurer of the Borrower.

“Revolving Commitment” shall mean the obligation of the Lender to make Revolving Loans to the Borrower in an aggregate principal amount not exceeding $10,000,000.

                        “Revolving Loan” shall mean a loan made by the Lender to the Borrower under its Revolving Commitment.

                        “Subsidiary” shall mean, with respect to any Person (the “Parent”), any corporation, partnership, joint venture, limited liability company, association or other entity the accounts of which would be consolidated with those of the Parent in the Parent's consolidated financial statements if such financial statements were prepared in accordance with GAAP as of such date, as well as any other corporation, partnership, joint venture, limited liability company, association or other entity (i) of which securities  or other ownership interests representing more than 30% of the equity  or more than 30% of  the ordinary voting power, or in the case of a partnership, more than 30% of the general partnership interests are, as of such date, owned, Controlled or held, or (ii) that is, as of such date, otherwise Controlled, by the Parent or one or more subsidiaries of the Parent or by the Parent and one or more subsidiaries of the Parent. Unless otherwise indicated, all references to “Subsidiary” hereunder shall mean a Subsidiary of the Borrower.

                        “Synthetic Lease” of any Person shall mean (a) a lease designed to have the characteristics of a loan for federal income tax purposes while obtaining operating lease treatment for financial accounting purposes, or (b) an agreement for the use or possession of property creating obligations that are not required to appear on the balance sheet of such Person but which, upon the insolvency or bankruptcy of such Person would be characterized by a court of competent jurisdiction as indebtedness of such Person.

                        “Term Loan” shall mean the Revolving Loan that is converted into a Term Loan on the Commitment Termination Date.

                        “Term Loan Commitment” shall mean the amount of the Revolving Loan that is converted to a Term Loan.

                        “Term Loan Maturity Date” shall mean June 5, 2024.

                        “Total Risk-based Capital” means Total Risk-based Capital as defined by the capital maintenance regulations of the primary federal bank regulatory agency for the Borrower and the Financial Institution Subsidiary.

                        “Tier 1 Capital” means Tier 1 capital as defined by the capital maintenance regulations of the primary federal bank regulatory agency for the Borrower and the Financial Institution Subsidiary.

                        “Withdrawal Liability” shall mean liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA.

            Section 1.2.       Accounting Terms and Determination.  Unless otherwise defined or specified herein, all accounting terms used herein shall be interpreted, all accounting determinations hereunder shall be made, and all financial statements required to be delivered hereunder shall be prepared, in accordance with GAAP as in effect from time to time, applied on a basis consistent (except for such changes approved by the Borrower's independent public accountants) with the most recent audited consolidated financial statement of the Borrower delivered pursuant to Section 5.1(a); provided, that if the Borrower notifies the Lender that the Borrower wishes to amend any covenant in Article VI to eliminate the effect of any change in GAAP on the operation of such covenant (or if the Lender notifies  the Borrower that it wishes to amend Article VI for such purpose), then the Borrower's compliance with such covenant shall be determined on the basis of GAAP in effect immediately before the relevant change in GAAP became effective, until either such notice is withdrawn or such covenant is amended in a manner satisfactory to the Borrower and the Lender.

            Section 1.3.       Terms Generally.  The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined.  The words “include”, “includes” and “including” shall be deemed to be followed by the phase “without limitation”.  In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including” and the word “to” means “to but excluding”. Unless the context requires otherwise (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as it was originally executed or as it may from time to time be amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein), (b) any reference herein to any Person shall be construed to include such Person's successors and permitted assigns, (c) the words “hereof”, “herein” and “hereunder” and words of similar import shall be construed to refer to this Agreement as a whole and not to any particular provision hereof, (d) all references to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles, Sections, Exhibits and Schedules to this Agreement and (e) all references to a specific time shall be construed to refer to the time in the city and state of the Lender's principal office, unless otherwise indicated.

ARTICLE II

AMOUNT AND TERMS OF THE REVOLVING AND TERM COMMITMENT

            Section 2.1.       Revolving Loans.

            (a)         Subject to the terms and conditions set forth herein, the Lender agrees to make Revolving Loans to the Borrower, from time to time during the Availability Period, in an aggregate principal amount outstanding at any time not to exceed the Revolving Commitment. During the Availability Period, the Borrower shall be entitled to borrow, prepay and reborrow Revolving Loans in accordance with the terms and conditions of this Agreement; provided, that the Borrower may not borrow or reborrow should there exist a Default or Event of Default.

            (b)        The Borrower's obligation to pay the principal of, and interest on, Revolving Loans shall be evidenced by the records of the Lender.  Except in the case of manifest error by the Lender, the entries made in such records shall be conclusive evidence of the existence and amounts of the obligations of the Borrower therein recorded; provided, that the failure or delay of the Lender in maintaining or making entries into any such record or any error therein shall not in any manner affect the obligation of the Borrower to repay the Revolving Loans (both principal and unpaid accrued interest) in accordance with the terms of this Agreement.

                        Section 2.2.       Procedure for Revolving Loans.  The Borrower shall give the Lender written notice (or telephonic notice promptly confirmed in writing) of each Revolving Loan substantially in the form of Exhibit 2.2 (a “Notice of Borrowing”) prior to 11:00 a.m. two (2)  Business Days prior to which a Revolving Loan is being requested. Each Notice of Borrowing shall be irrevocable and shall specify: (a) the principal amount of the Revolving Loan, and (b) the proposed date of the Revolving Loan (which shall be a Business Day).  Upon the satisfaction of the applicable conditions set forth in Article III hereof, the Lender will make the proceeds of each Revolving Loan available to the Borrower at the Payment Office on the date specified in the applicable Notice of Borrowing by crediting an account maintained by the Borrower with the Lender or at the Borrower’s option, by effecting a wire transfer of such amount to an account designated by the Borrower to the Lender.

                        Section 2.3.       Termination of Revolving Commitment.

            The Revolving Commitment is available between the date of this Agreement and the Commitment Termination Date or such earlier date as the availability may terminate as provided for in this Agreement.

                        Section 2.4.       Repayment and Prepayments of Revolving Loans.

                        (a)        The outstanding principal amount of all Revolving Loans shall be due and payable (together with accrued and unpaid interest thereon) on the Commitment Termination Date.

                        (b)        The Borrower shall have the right at any time and from time to time to prepay any Revolving Loan, in whole or in part, without premium or penalty, on any Business Day.

                        (c)        Interest on the principal amount of all Revolving Loans shall accrue from and including the date such Revolving Loans are made to but excluding the date of any repayment thereof. Interest on Revolving Loans shall be payable on the last day of each March, June, September and December and on the Commitment Termination Date. All Default Interest shall be payable on demand.

                        Section 2.5.       Conversion to Term Loan.

            On the Commitment Termination Date, no additional advances may be made against the Loan.  Provided that there exists no Event of Default hereunder the Borrower shall have the option to pay the principal amount over a period of seven (7) years.  The Borrower shall notify the Lender no later than ninety days prior to the Commitment Termination Date that it seeks to exercise this option. Repayment of the Term Loan shall commence on the last day of the first fiscal quarter following the Commitment Termination Date and on the same day of each quarter thereafter, and ending on the “Term Loan Maturity Date.  The Borrower will pay principal and interest in twenty-eight (28) equal combined installments.  Each installment shall be in an amount sufficient to fully amortize the principal amount over an amortization period of seven (7) years.  In any event, on the Term Loan Maturity Date, the Borrower will repay the remaining principal balance plus any interest and fees then due.  Each installment, when paid, will be applied first to the payment of interest accrued.  The Borrower shall have the right at any time and from time to time to prepay the Term Loan, in whole or in part, without premium or penalty, on any Business Day. The prepayment will be applied to the most remote payment of principal due under this Agreement.

                        Section 2.6        Interest on Revolving and Term Loans.

                        (a)        The Borrower shall pay interest on each Loan at LIBOR, plus 2.90% per annum, provided, however, that the interest rate shall never fall below 3.25% or rise above 5.15% per annum. The interest rate will be adjusted on the first day of each month (the “Adjustment Date”) and remain fixed until the next Adjustment Date.  If the Adjustment Date in any particular month would otherwise fall on a day that is not a banking day the Adjustment Date for that particular month will be the first banking day immediately following thereafter. If a Base Rate Loan shall be outstanding under the circumstances set forth in Section 2.9 or Section 2.10, then the Borrower shall pay interest on each Base Rate Loan at the Base Rate in effect from time to time subject to the interest rate floor and ceiling set forth above.

(b)        While an Event of Default exists or after acceleration, at the option of the Lender, the Borrower shall pay interest (“Default Interest”) at the rate otherwise applicable for the thencurrent Interest Period plus an additional 3.00% per annum.

                        (c)        The Lender shall determine each interest rate applicable to the Loans hereunder and shall promptly notify the Borrower of such rate in writing (or by telephone, promptly confirmed in writing).  Any such determination shall be conclusive and binding for all purposes, absent manifest error.

            Section 2.7.       Fees. The Borrower agrees to pay to the Lender an upfront fee, equal to 0.50% of the Revolving Commitment Amount, due at Closing. In the event the Borrower exercises its option to convert the Revolving Loan into a Term Loan it will pay an additional fee equal to equal to 0.50% of the Term Loan Commitment, due on the Commitment Termination Date.

                        Section 2.8.       Computation of Interest and Fees. All computations of interest and fees hereunder shall be made on the basis of a year of 360 days for the actual number of days (including the first day but excluding the last day) occurring in the period for which such interest or fees are payable (to the extent computed on the basis of days elapsed). Each determination by the Lender of an interest amount or fee hereunder shall be made in good faith and, except for manifest error, shall be final, conclusive and binding for all purposes.

                        Section 2.9.       Inability to Determine Interest Rates.  If Lender determines that no adequate basis exists for determining LIBOR, or that LIBOR will not adequately and fairly reflect the cost to Lender of funding the Loan, or that any applicable law or regulation or compliance therewith by Lender prohibits or restricts or makes impossible the charging of interest based on LIBOR and Lender so notifies Borrower, then until Lender notifies Borrower that the circumstances giving rise to such suspension no longer exist, (x) the obligation of the Lender to make Libor Rate Loans or to continue outstanding Loans as Libor Rate Loans shall be suspended and (y) all such affected Loans shall be converted into Base Rate Loans on the last day of the then current Interest Period unless the Borrower elects to prepay such Loans in accordance with this Agreement and all unpaid principal shall continue to bear interest at the Base Rate until the Maturity Date of the Note (whether by acceleration, declaration, extension or otherwise).

                         Section 2.10.    Illegality.  If any Change in Law shall make it unlawful or impossible for the Lender to make, maintain or fund any LIBOR Rate Loan, the Lender shall promptly give notice thereof to the Borrower, whereupon until the Lender notifies the Borrower that the circumstances giving rise to such suspension no longer exist, the obligation of the Lender to make LIBOR Rate Loans, or to continue any outstanding Revolving Loans as LIBOR Rate Loans, shall be suspended. Any new Revolving Loan shall be made as a Base Rate Loan and all then outstanding Libor Rate Loans shall be converted to a Base Rate Loan either (x) on the last day of the then current Interest Period if the Lender may lawfully continue to maintain such Libor Rate Loans to such date or (y) immediately if the Lender shall determine that it may not lawfully continue to maintain such Libor Rate Loans to such date.

                        Section 2.11.     Increased Costs.

(a)        If any Change in Law shall:

                        (i)         impose, modify or deem applicable any reserve, special deposit or similar requirement that is not otherwise included in the determination of LIBOR hereunder against assets of, deposits with or for the account of, or credit extended by, the Lender (except any such reserve requirement reflected in the calculation of LIBOR); or

            (ii)        impose on the Lender or the London Interbank Offering Rate market any other condition affecting this Agreement or any LIBOR Rate Loans made by the Lender; and the result of the foregoing is to increase the cost to the Lender of making, continuing or maintaining a LIBOR Rate Loan or to reduce the amount received or receivable by the Lender hereunder (whether of principal, interest or any other amount), then the Borrower shall promptly pay, upon written notice from and demand by the Lender, within fifteen (15) Business Days after the date of such notice and demand, additional amount or amounts sufficient to compensate the Lender for such additional costs incurred or reduction suffered.

            (b)        If the Lender shall have determined that on or after the date of this Agreement any Change in Law regarding capital requirements has or would have the effect of reducing the rate of return on the Lender's capital (or on the capital of the Lender's Parent corporation) as a consequence of its obligations hereunder to a level below that which the Lender or the Lender's Parent corporation could have achieved but for such Change in Law (taking into consideration the Lender's policies or the policies of the Lender's Parent corporation with respect to capital adequacy) then, from time to time, within fifteen (15) Business Days after receipt by the Borrower of written demand by the Lender, the Borrower shall pay to the Lender such additional amounts as will compensate the Lender or the Lender's Parent corporation for any such reduction suffered.

            (c)        A certificate of the Lender setting forth the amount or amounts necessary to compensate the Lender or its Parent corporation, as the case may be, specified in paragraph (a) or (b) of this Section 2.11 shall be delivered to the Borrower and shall be conclusive, absent manifest error.  The Borrower shall pay the Lender such amount or amounts within fifteen (15) days after receipt thereof.

                         (d)       Failure or delay on the part of the Lender to demand compensation pursuant to this Section 2.11 shall not constitute a waiver of the Lender's right to demand such compensation.

            Section 2.12.     Payments Generally. The Borrower shall make each payment required to be made by it hereunder (whether of principal, interest, fees, or of amounts payable under Section 2.10 or otherwise) prior to 12:00 noon, on the date when due, in immediately available funds, without set-off or counterclaim. Any amounts received after such time on any date may, in the discretion of the Lender, be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon.  All such payments shall be made to the Lender at its Payment Office.  If any payment hereunder shall be due on a day that is not a Business Day, the date for payment shall be extended to the next succeeding Business Day, and, in the case of any payment accruing interest, interest thereon shall be made payable for the period of such extension.  All payments hereunder shall be made in Dollars.

ARTICLE III

CONDITIONS PRECEDENT TO REVOLVING LOANS

                        Section 3.1.       Conditions Precedent To Initial Revolving Loan.  The obligation of the Lender to make the initial Revolving Loan hereunder is subject to the receipt by the Lender of the following documents in form and substance reasonably satisfactory to the Lender:

                        (a)        this Agreement duly executed and delivered by the Borrower;

                        (b)        a duly executed Revolving Credit Note;

                        (c)        a certificate of the Secretary or Assistant Secretary of the Borrower, attaching and certifying copies of its bylaws and of the resolutions of its boards of directors, authorizing the execution, delivery and performance of the Loan Documents and certifying the name, title and true signature of each officer of the Borrower authorized to execute the Loan Documents;

                        (d)        certified copies of the articles of incorporation of the Borrower, together with good standing certificates (or the equivalent) as may be available from the Secretary of State of the jurisdiction of incorporation of the Borrower and each Subsidiary and each other jurisdiction where the Borrower or such Subsidiary is required to be qualified to do business as a foreign corporation;

                        (e)        a favorable written opinion of  Nelson Mullins Riley & Scarborough, LLP, counsel to the Borrower, addressed to the Lender, and covering such matters relating to the Borrower, the Loan Documents and the transactions contemplated therein as the Lender shall reasonably request.

            Section 3.2.       Each Revolving Loan.   The obligation of the Lender to make each Revolving Loan is subject to the satisfaction of the following conditions:

                        (a)        at the time of and immediately after giving effect to such Revolving Loan, no Default or Event of Default shall exist;

                        (b)        all representations and warranties of the Borrower  herein shall be true and correct in all material respects on and as of the date of such Revolving Loan both before and after giving effect thereto;

                        (c)        since December 31, 2013, there shall have been no change which has had or could reasonably be expected to have a Material Adverse Effect;

                        (d)        the Lender shall have received a duly executed Notice of Borrowing in accordance with Section 2.2 hereof; and

                        (e)        the Lender shall have received such other documents,  certificates or information as it may reasonably request, all in form and substance reasonably satisfactory to the Lender.

                        The making of each Revolving Loan shall be deemed to constitute a representation and warranty by the Borrower on the date thereof as to the matters specified in paragraphs (a), (b) and (c) of this Section 3.2.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES

The Borrower represents and warrants to the Lender as follows:

                        Section 4.1.       Existence; Power. Each of the Borrower and each of its Subsidiaries (i) is duly organized, validly existing and in good standing as a corporation under the laws of the jurisdiction of its organization, (ii) has all requisite power and authority to carry on its business as now conducted, and (iii) is duly qualified to do business, and is in good standing, in each jurisdiction where such qualification is required, except where a failure to be so qualified could not reasonably be expected to result in a Material Adverse Effect.

            Section 4.2.       Organizational Power; Authorization.  The execution, delivery and performance by the Borrower of each of the Loan Documents are within the Borrower’s corporate powers and have been duly authorized by all necessary corporate, and if required, stockholder, action. This Agreement has been duly executed and delivered by the Borrower and constitutes, and each other Loan Document when executed and delivered by the Borrower will constitute, valid and binding obligations of the Borrower, enforceable against it in accordance with their respective terms, except as may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, or similar laws affecting the enforcement of creditors' rights generally and by general principles of equity.

                        Section 4.3.       Governmental Approvals; No Conflicts. The execution, delivery and performance by the Borrower of this Agreement and the other Loan Documents  (a) do not require any consent or approval of, registration or filing with, or any action by, any Governmental Authority, except those as have been obtained or made and are in full force and effect, (b) will not violate any applicable law or regulation or the articles of incorporation or by-laws of the Borrower or any order of any Governmental Authority, (c) will not violate or result in a default under any indenture, material agreement or other material instrument binding on the Borrower or any of its Subsidiaries or any of its assets or give rise to a right thereunder to require any payment to be made by the Borrower or any of its Subsidiaries and (d) will not result in the creation or imposition of any Lien on any asset of the Borrower or any of its Subsidiaries, except Liens (if any) created under the Loan Documents.

            Section 4.4.       Financial Statements.  The Borrower has furnished to the Lender (a) the audited consolidated balance sheet of the Borrower and its Subsidiaries as of December 31, 2013 and the related consolidated statements of income, shareholders' equity and cash flows for the fiscal year then ended prepared by Elliott Davis, LLC and (b) the unaudited consolidated balance sheet of the Borrower and its Subsidiaries as at the end of March 31, 2014, and the related unaudited consolidated statements of income and cash flows for the fiscal quarter and year-to-date period then ending, certified by a Responsible Officer.  Such financial statements fairly present, in all material respects, the consolidated financial position of the Borrower and its Subsidiaries as of such dates and the consolidated results of operations and cash flows for such periods in conformity with GAAP consistently applied, subject to year end audit adjustments and the absence of footnotes in the case of the statements referred to in clause (b) of this Section 4.4.  Since December 31, 2013, there have been no changes with respect to the Borrower and its Subsidiaries which have had or could reasonably be expected to have, singly or in the aggregate, a Material Adverse Effect.

            Section 4.5.       Litigation Matters.  No litigation, investigation or proceeding of or before any arbitrators or Governmental Authorities is pending against, or, to the knowledge of the Borrower, threatened against or affecting the Borrower or any of its Subsidiaries (i) as to which there is a reasonable possibility of an adverse determination that could reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect or (ii) which in any manner draws into question the validity or enforceability of this Agreement or any other Loan Document.

            Section 4.6.       Compliance with Laws and Agreements.  The Borrower and each Subsidiary is in compliance with (a) all applicable laws (including without limitation all Environmental Laws and all federal and state banking statutes) and all rules, regulations (including without limitation all federal and state banking regulations) and orders of any Governmental Authority, and (b) all indentures, agreements or other instruments binding upon it or its properties, except where non-compliance, either singly or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

            Section 4.7.       Investment Company Act, Etc.  Neither the Borrower nor any of its Subsidiaries is (a) an “investment company”, as defined in, or subject to regulation under, the Investment Company Act of 1940, as amended, or (b) a “holding company” as defined in, or subject to regulation under, the Public Utility Holding Company Act of 1935, as amended.

            Section 4.8.       Taxes.  The Borrower and its Subsidiaries have timely filed or caused to be filed all Federal income tax returns and all other material tax returns that are required to be filed by them, and have paid all taxes shown to be due and payable on such returns or on any assessments made against it or its property and all other taxes, fees or other charges imposed on it or any of its property by any Governmental Authority, except (i) to the extent the failure to do so would not have a Material Adverse Effect or (ii) where the same are currently being contested in good faith by appropriate proceedings and for which the Borrower or such Subsidiary, as the case may be, has set aside on its books adequate reserves.

            Section 4.9.       Margin Regulations.  None of the proceeds of any of the Revolving Loans will be used for “purchasing” or “carrying” any “margin stock” with the respective meanings of each of such terms under Regulation U of the Board of Governors of the Federal Reserve System as now and from time to time hereafter in effect or for any purpose that violates the provisions of Regulation U.

                        Section 4.10.     ERISA.  No ERISA Event has occurred or is reasonably expected to occur that, when taken together with all other such ERISA Events for which liability is reasonably expected to occur, could reasonably be expected to result in a Material Adverse Effect.  The present value of all accumulated benefit obligations under each Plan (based on the assumptions used for purposes of Statement of Financial Standards No. 87) did not, as of the date of the most recent financial statements reflecting such amounts, exceed the fair market value of the assets of all such Plan, and the present value of all accumulated benefit obligations of all underfunded Plans (based on the assumptions used for purposes of Statement of Financial Standards No. 87) did not, as of the date of the most recent financial statements reflecting such amounts, exceed the fair market value of the assets of all such underfunded Plans.

                        Section 4.11.     Disclosure. The Borrower has disclosed to the Lender all agreements, instruments, and corporate or other restrictions to which the Borrower or any of its Subsidiaries is subject, and all other matters known to any of them, that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect.  None of the reports (including without limitation all reports that the Borrower is required to file with the Securities and Exchange Commission), financial statements, certificates or other information furnished by or on behalf of the Borrower to the Lender in connection with the negotiation of this Agreement or any other Loan Document or delivered hereunder or thereunder (as modified or supplemented by any other information so furnished) contains any material misstatement of fact or omits to state any material fact necessary to make the statements therein, taken as a whole, in light of the circumstances under which they were made, not misleading.

                        Section 4.12.     Subsidiaries. Schedule 4.12 sets forth the name of, the ownership interest of the Borrower in, and the jurisdiction of incorporation of, each Financial Institution Subsidiary and each other Subsidiary, in each case as of the Closing Date.

                       Section 4.13.     Dividend Restrictions; Other Restrictions.

                        (a)     No Financial Institution Subsidiary has violated any applicable regulatory restrictions on dividends, and no Governmental Authority has taken any action to restrict the payment of dividends by any Financial Institution Subsidiary.

                        (b)        Neither the Borrower nor any Subsidiary is under investigation by, or is operating under any restrictions (excluding any restrictions on the payment of dividends referenced in subsection (a) above) imposed by or agreed to with, any Governmental Authority, other than routine examinations by such Governmental Authorities.

            Section 4.14.     Capital Measures.  On the Closing Date, both the Borrower and each Financial Institution Subsidiary have been, or are deemed to have been, notified by the appropriate Governmental Authority having regulatory authority over each of them that each of them is “well capitalized”,  as determined in accordance with any regulations established by such Governmental Authority.

            Section 4.15.     FDIC Insurance. The deposits of each Financial Institution Subsidiary that is an “insured depository institution” (within the meaning of § 12 U. S. C. 1831(c)) are insured by the FDIC and no act has occurred that would adversely affect the status of such Financial Institution Subsidiary as an FDIC insured bank.

                        Section 4.16.     OFAC. Neither the Borrower nor any of its Subsidiaries (a) is a person whose property or interest in property is blocked or subject to blocking pursuant to Section 1 of Executive Order 13224 of September 23, 2001 Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten to Commit, or Support Terrorism (66 Fed. Reg. 49079 (2001)), (b) engages in any dealings or transactions prohibited by Section 2 of such executive order, or is otherwise associated with any such person in any manner violative of Section 2 or (c) is a person on the list of Specially Designated Nationals and Blocked Persons or subject to the limitations or prohibitions under any other U.S. Department of Treasury’s Office of Foreign Assets Control regulation or executive order.

                        Section 4.17.     Patriot Act. Each of the Borrower and its Subsidiaries is in compliance, in all material respects, with (a) the Trading with the Enemy Act, as amended, and each of the foreign assets control regulations of the United States Treasury Department (31 CFR, Subtitle B, Chapter V, as amended) and any other enabling legislation or executive order relating thereto and (b) the Uniting And Strengthening America By Providing Appropriate Tools Required To Intercept And Obstruct Terrorism (USA Patriot Act of 2001).  No part of the proceeds of the Obligations will be used, directly or indirectly, for any payments to any governmental official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of the United States Foreign Corrupt Practices Act of 1977, as amended.

ARTICLE V

AFFIRMATIVE COVENANTS

The Borrower covenants and agrees that so long as the Lender has a Revolving Commitment hereunder or the principal of and interest on any Revolving Loan or any fee remains unpaid:

            Section 5.1.       Financial Statements and Other Information. The Borrower will deliver to the Lender:

                        (a)        as soon as available and in any event within 120 days after the end of each fiscal year of Borrower, a copy of the annual audited report for such fiscal year for the Borrower and its Subsidiaries, containing (i) a consolidated balance sheet and the related consolidated statements of income, of changes in shareholders' equity and of cash flows (together with all footnotes thereto) and (ii)  a condensed balance sheet of the Borrower only and the related condensed statements of income and of cash flows, setting forth in each case in comparative form the figures for the previous fiscal year, all in reasonable detail and reported on by independent public accountants acceptable to Lender (without a “going concern” or like qualification, exception or explanation  and without any qualification or exception as to scope of such audit) to the effect that  such financial statements present fairly in all material respects the financial condition and the results of operations and cash flows on a consolidated basis of the Borrower for such fiscal year in accordance with GAAP and that the examination by such accountants in connection with such  financial statements has been made in accordance with generally accepted auditing standards;

                        (b)        as soon as available and in any event within 45 days after the end of each of the first three fiscal quarters of each fiscal year of the Borrower, an unaudited balance sheet of the Borrower and its Subsidiaries on a consolidated basis and of the Borrower on a stand alone basis as of the end of such fiscal quarter and the related unaudited statements of income and cash flows of the Borrower and its Subsidiaries on a consolidated basis and of the Borrower on a stand alone basis, each for such fiscal quarter and the then elapsed portion of such fiscal year, setting forth in each case in comparative form the figures for the corresponding quarter and the corresponding portion of Borrower's previous fiscal year, all certified by the chief financial officer or president of the Borrower as presenting fairly in all material respects the financial condition and results of operations of the Borrower and its Subsidiaries on a consolidated basis and of the Borrower on a stand alone basis in accordance with GAAP, subject to normal year-end audit adjustments and the absence of footnotes;

                        (c)        concurrently with the delivery of the financial statements referred to in clauses (a) and (b) above, a certificate of a Responsible Officer, (i) certifying as to whether there exists a Default or Event of Default on the date of such certificate, and if a Default or an Event of Default then exists, specifying the details thereof and the action which the Borrower has taken or proposes to take with respect thereto, (ii) setting out calculations of unencumbered Liquid Assets, Net Non-core Funding Dependence Ratio and Rate Sensitive Assets to Rate Sensitive Liabilities Ratio for any Financial Institution Subsidiary and (iii) setting forth in reasonable detail calculations demonstrating compliance with Article VI;

                        (d)        concurrently with the delivery of the financial statements referred to in clauses (a) and (b) above, duly executed copies of the Borrower’s then current FR Report Y-9C and FR Report Y-9LP and a duly executed copy of the then current Call Report for each Financial Institution Subsidiary;

                        (e)        promptly after the same become publicly available, copies of all periodic and other reports, proxy statements and other materials filed with the Securities and Exchange Commission, or any Governmental Authority succeeding to any or all functions of said Commission, or with any national securities exchange, or distributed by the Borrower to its shareholders generally, as the case may be;

                        (f)        promptly following any request therefor, such other information regarding the results of operations, business affairs and  financial condition of the Borrower or any Subsidiary as the Lender may reasonably request; and

                        (g)        Any documents required to be delivered pursuant to this Section 5.1 shall be deemed to have been delivered by the Borrower on the date on which the Borrower files such documents with the Securities and Exchange Commission’s Electronic Data Gathering, Analysis, and Retrieval System.

                        Section 5.2.       Notices of Material Events.  The Borrower will furnish to the Lender prompt written notice of the following:

(a)        the occurrence of any Default or Event of Default;

                        (b)        the filing or commencement of any action, suit or proceeding by or before any arbitrator or Governmental Authority against or, to the knowledge of the Borrower, affecting the Borrower or any Subsidiary which, if adversely determined, could reasonably be expected to result in a Material Adverse Effect;

                        (c)        the occurrence of any ERISA Event that alone, or together with any other ERISA Events that have occurred, could reasonably be expected to result in liability of the Borrower and its Subsidiaries in an aggregate amount exceeding $500,000;

(d)        any investigation of the Borrower or any Subsidiary by any Governmental Agency having regulatory authority over the Borrower or any such Subsidiary (other than routine examinations of the Borrower and/or any such Subsidiary);

                        (e)        the issuance of any cease and desist order, written agreement, cancellation of insurance or other public or enforcement action by the FDIC or other Governmental Authority having regulatory authority over the Borrower or any Subsidiary;

(f)         the issuance of any memorandum of understanding or proposed disciplinary action by or from any Governmental Authority having regulatory authority over the Borrower or any Subsidiary, to the extent that the Borrower or any such Subsidiary is permitted to disclose such information (provided that the Borrower shall take all reasonable efforts to obtain any necessary regulatory consents); and

                        (g)        any other development that results in, or could reasonably be expected to result in, a Material Adverse Effect.

                        Each notice delivered under this Section 5.2 shall be accompanied by a written statement of a Responsible Officer setting forth the details of the event or development requiring such notice and any action taken or proposed to be taken with respect thereto.

            Section 5.3.       Existence; Conduct of Business; Management.  The Borrower will, and will cause each of its Subsidiaries to, do or cause to be done all things necessary to preserve, renew and maintain in full force and effect its legal existence and its respective rights, licenses, permits, privileges, franchises, patents, copyrights, trademarks and trade names material to the conduct of its business and will continue to engage in the same business as presently conducted or such other businesses that are reasonably related thereto; provided, that nothing in this Section 5.3 shall prohibit any merger, consolidation, liquidation or dissolution permitted under Section 7.3. The Borrower will, and will cause each of its Subsidiaries to, retain a chief executive officer, chief financial officer and other senior management team of professionals with such skills and experience as shall be sufficient to manage the respective affairs of the Borrower and its Subsidiaries.

            Section 5.4.       Compliance with Laws, Etc. The Borrower will, and will cause each of its Subsidiaries to, comply with all laws, rules, regulations and requirements of any Governmental Authority (including without limitation all federal and state banking statutes and regulations) applicable to its assets, except where the failure to do so, either individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

            Section 5.5.       Books and Records. The Borrower will, and will cause each of its Subsidiaries to, keep proper books of record and account in which full, true and correct entries shall be made of all dealings and transactions in relation to its business and activities to the extent necessary to prepare the consolidated financial statements of Borrower in conformity with GAAP.

            Section 5.6.       Visitation, Inspection, Etc. The Borrower will, and will cause each of its Subsidiaries to, permit any representative of the Lender to visit and inspect its properties, to examine its books and records and to make copies and take extracts therefrom, and to discuss its affairs, finances and accounts with any of its officers and with its independent certified public accountants, all at such reasonable times and as often as the Lender may reasonably request after reasonable prior notice to the Borrower.

            Section 5.7.       Maintenance of Properties; Insurance.

            (a)        The Borrower will, and will cause each of its Subsidiaries to, (i) keep and maintain all property material to the conduct of its business in good working order and condition, ordinary wear and tear except where the failure to do so, either individually or it the aggregate, could not reasonably be expected to result in a Material Adverse Effect and (ii) maintain with financially sound and reputable insurance companies, insurance with respect to its properties and business, and the properties and business of its Subsidiaries, against loss or damage of the kinds customarily insured against by companies in the same or similar businesses operating in the same or similar locations.

            (b)        The deposits of each Financial Institution Subsidiary will at all times be insured by the Federal Deposit Insurance Corporation (“FDIC”).

            Section 5.8.       Use of Proceeds.  The Borrower may use the proceeds of all Revolving  Loans for the following purposes, including but not limited to, redeeming shares of its Series A preferred stock originally issued under the Troubled Asset Relief Program of the United States Treasury and financing working capital needs (including without limitation acquisitions) and for other general corporate purposes of the Borrower and its Subsidiaries. No part of the proceeds of any Revolving Loan will be used, whether directly or indirectly, for any purpose that would violate any rule or regulation of the Board of Governors of the Federal Reserve System, including Regulation T, U or X.

            Section 5.9.       Payment of Obligations.  The Borrower will, and will cause each of its Subsidiaries to, pay and discharge at or before maturity, all of its obligations and liabilities (including without limitation all tax liabilities and claims that could result in a statutory Lien) before the same shall become delinquent or in default, except where (a) the validity or amount thereof is being contested in good faith by appropriate proceedings, (b) the Borrower or such Subsidiary has set aside on its books adequate reserves with respect thereto in accordance with GAAP and (c) the failure to make payment pending such contest could not reasonably be expected to result in a Material Adverse Effect.

            Section 5.10      Deposit Account. Borrower or its Financial Institution Subsidiary shall maintain a deposit account with Lender of no less than $250,000.00.

ARTICLE VI

FINANCIAL COVENANTS

The Borrower covenants and agrees that so long as the Lender has its Revolving Commitment hereunder or the principal of or interest on or any Revolving Loan remains unpaid or any fee remains unpaid:

            Section 6.1.       Minimum Net Income.  The Borrower on a consolidated basis will have at the end of each fiscal year end Net Income of at least $3,500,000, determined in accordance with GAAP and as disclosed in Borrower’s consolidated financial statements.

            Section 6.2.       Ratio of Minimum Classified Assets to Tier I Capital. The Borrower on a consolidated basis will not permit at the end of each Fiscal Quarter the ratio of Classified Assets to Tier I Capital plus ALLL to exceed 50%.

                        Section 6.3.       Capital Measures.

                        (a)        The Borrower will be  “well-capitalized” for all applicable state and federal regulatory purposes at all times,  and the Borrower (i) will have a Total Risk-based Capital Ratio of 10.0% or greater, a Tier 1 Risk-based Capital Ratio of 6.0% or greater, and a Leverage Ratio of 5.00% or greater (each as defined by applicable  federal and state regulations or orders), and will not be subject to any written agreement, order, capital directive or prompt corrective action directive by any Governmental Authority having regulatory authority over the Borrower or (ii) if required by any Governmental Authority having regulatory authority over the Borrower in order to remain “well capitalized” and in compliance with all applicable regulatory requirements, will have such higher amounts of Total Risk-based Capital and Tier 1 Risk-based Capital and/or such greater Leverage Ratio as specified by such Governmental Authority.

                        (b)        Each Financial Institution Subsidiary of the Borrower will be “well capitalized” for all applicable state and federal regulatory purposes at all times, and such Financial Institution Subsidiary  (i) will have a Total Risk-based Capital Ratio of 10.0% or greater,  a Tier 1 Risk-based Capital Ratio of 6.0% or greater, and a Leverage Ratio of 5.0% or greater (each as defined by applicable federal and state regulations or orders) and not be subject to any written agreement, order, capital directive or prompt corrective action directive by any Governmental Authority having regulatory authority over such Financial Institution Subsidiary or (ii) if required by any Governmental Authority having regulatory authority over such Financial Institution Subsidiary  in order to remain “well capitalized” and in compliance with all applicable regulatory requirements, will have such higher amounts of Total Risk-based Capital and Tier 1 Risk-based Capital and/or such greater Leverage Ratio as specified by such Governmental Authority.

                        (c)       Notwithstanding the foregoing, if at any time any such Governmental Authority changes the definition of “well capitalized” either by amending such ratios or otherwise, such amended definition, and any such amended or new ratios, shall automatically be incorporated by reference into this Agreement as the minimum standard for the Borrower or any Financial Institution Subsidiary, as the case may be, on and as of the date that any such amendment becomes effective by applicable statute, regulation, order or otherwise.

                        Section 6.4.       Allowance for Loan and Lease Losses to Classified Assets. The Borrower shall cause the Financial Institution Subsidiary on a consolidated basis to maintain at all times an Allowance for Loan and Lease Losses equal to or greater than 125% of Classified Assets if Classified Assets are greater than or equal to 25% of Tier I Capital plus ALLL. If Classified Assets are less than 25% of Tier I Capital plus ALLL then the Financial Institution Subsidiary on a consolidated basis will maintain at all times an ALLL equal to or greater than 115% of Nonperforming Loans. Notwithstanding the foregoing, if at any time any a Governmental Authority changes the requirements for ALLL either by amending such definitions or otherwise, the ratios set out herein shall be adjusted as appropriate to take into account such amended definition.

            Section 6.5.       Minimum Liquidity.  The Borrower shall maintain at all times Liquid Assets having an aggregate market value equal or greater than  the sum of (a) scheduled debt service for the Financial Institution Subsidiary for the succeeding four Fiscal Quarters  and (b)  operating expenses of the Financial Institution Subsidiary for the succeeding two Fiscal Quarters.

ARTICLE  VII

NEGATIVE COVENANTS

The Borrower covenants and agrees that so long as the Lender has its Revolving Commitment hereunder or the principal of or interest on any Revolving Loan remains unpaid or any fee remains unpaid:

            Section 7.1.       Indebtedness. The Borrower will not, and will not permit any of its Subsidiaries to, create, incur, assume or suffer to exist any Indebtedness, except:

                        (a)        Indebtedness created pursuant to the Loan Documents;

                        (b)        Indebtedness existing on the date hereof and set forth on Schedule 7.1 and extensions, renewals and replacements of any such Indebtedness that do not increase the outstanding principal amount thereof (immediately prior to giving effect to such extension, renewal or replacement) or shorten the maturity or the weighted average life thereof;

            (c)        Indebtedness of any Financial Institution Subsidiary (i) to the Federal Reserve Board or to the Federal Home Loan Bank Board or (ii) constituting federal funds purchased and securities sold under agreements to repurchase incurred in the ordinary course of business or (iii) otherwise incurred in the ordinary course of its banking business;

            (d)        Indebtedness constituting obligations of the Borrower and any Financial Institution Subsidiary under debentures, indentures, trust agreements and guarantees in connection with the issuance by such Persons of trust preferred securities;

(e)        Indebtedness owed by (i) the Borrower or any “affiliate” of the Borrower (as defined in Regulation W of the Board of Governors of the Federal Reserve System and sections 23A and 23B of the Federal Reserve Act) to any Financial Institution Subsidiary not in violation of Regulation W of the Board of Governors of the Federal Reserve System (as amended, supplemented or otherwise modified), or (ii) any Subsidiary to the Borrower or (iii) the Borrower or any Subsidiary to a Subsidiary other than a Financial Institution Subsidiary;

                        (f)        any other Indebtedness that is subordinated to the Indebtedness under this Agreement on the following terms: (i) no part of the principal of such Indebtedness is stated to be payable or is required to be paid (whether by way of mandatory sinking fund, mandatory redemption, mandatory prepayment or otherwise) prior to the Commitment Termination Date and the payment of principal of which and any other obligations of the Borrower with respect thereof (other than interest subject to clause (f)(ii)) are subordinated to the prior payment in full of principal and interest (including post-petition interest)  and all other obligations and amounts of the Borrower to the Lender hereunder on terms and conditions first approved in writing by the Lender, (ii) no part of the interest accruing on such Indebtedness is payable, without the prior written consent of the Lender, after a Default or Event of Default has occurred and is continuing, and (iii) such Indebtedness otherwise contains terms, covenants and conditions in form and substance reasonably satisfactory to the Lender as evidenced by its prior written approval thereof; and

                        (g)        Indebtedness consisting of Hedging Agreements entered into by (i) the Borrower in the ordinary course of business to hedge or mitigate risks in connection with interest rate fluctuations on its Indebtedness and (ii) any Financial Institution Subsidiary in the ordinary course of its business.

            Section 7.2.       Negative Pledge.  The Borrower will not, and will not permit any of its Subsidiaries to, create, incur, assume or suffer to exist any Lien on any of its assets or property now owned or hereafter acquired (including without limitation in the case of the Borrower, the capital stock of any Financial Institution Subsidiary), except:

                        (a)        Liens (if any) created in favor of the Lender pursuant to the Loan Documents;

(b)        Permitted Encumbrances;

(c)        Liens granted to secure any Indebtedness incurred pursuant to Section 7.1(c) ( as long as in the case of Section 7.1(c)(ii), such Lien shall only extend to those securities sold) and Section 7.1(e); and

                        (d)        extensions, renewals, or replacements of any Lien referred to in paragraphs (a), (b) and (c) of this Section 7.2.

                        Section 7.3.       Fundamental Changes.

                         (a)       The Borrower will not, and will not permit any Subsidiary to, merge into or consolidate into any other Person, or permit any other Person to merge into or consolidate with it, or sell, lease, transfer or otherwise dispose of (in a single transaction or a series of transactions) all or substantially all of its assets (other than in the ordinary course of business) or all or substantially all of the stock of any of its Subsidiaries or liquidate or dissolve; provided, that if at the time thereof and immediately after giving effect thereto, no Default or Event of Default shall have occurred and be continuing (as shown by evidence of pro forma covenant compliance provided by Borrower and approved by Lender), (i) the Borrower or any Subsidiary may merge with a Person if the Borrower (or such Subsidiary if the Borrower is not a party to such merger) is the surviving Person, and (ii) any Subsidiary may sell, lease, transfer or dispose of its assets to the Borrower, provided, that any Financial Institution Subsidiary may sell loans, investments or other assets in the ordinary course of its business.

            (b)        The Borrower will not, and will not permit any of its Subsidiaries to, engage to any material extent in any business other than businesses of the type conducted by the Borrower and its Subsidiaries on the date hereof and businesses reasonably related thereto and any types of businesses that are expressly permitted by any Governmental Authority having jurisdiction over the Borrower and/or any Financial Institutions Subsidiary.

                        Section 7.4.       Restricted Payments. Upon the occurrence and during the continuation of any Default or Event of Default, and so long as such action would not cause a Default or Event of Default, the Borrower will not, and will not permit its Subsidiaries to, declare or make, or agree to pay or make, directly or indirectly, any dividend on any class of its stock, or make any payment on account of, or set apart assets for a sinking or other analogous fund for, the purchase, redemption, retirement, defeasance or other acquisition of, any shares of common stock or Indebtedness subordinated to the Obligations of the Borrower or any options, warrants, or other rights to purchase such common stock or such Indebtedness, whether now or hereafter outstanding; provided, that any Subsidiary may pay dividends to the Borrower at any time.

                        Section 7.5.       Restrictive Agreements.  The Borrower will not, and will not permit any Subsidiary to, directly or indirectly, enter into, incur or permit to exist any agreement that prohibits, restricts or imposes any condition upon (a) the ability of the Borrower or any Subsidiary to create, incur or permit any Lien upon any of its assets or properties, whether now owned or hereafter acquired, or (b) the ability of any Subsidiary to pay dividends or other distributions with respect to its common stock, to make or repay loans or advances to the Borrower or any other Subsidiary, to guarantee Indebtedness of the Borrower or any other Subsidiary or to transfer any of its property or assets to the Borrower or any Subsidiary of the Borrower; provided, that (i) the foregoing shall not apply to restrictions or conditions imposed by law or by this Agreement or any other Loan Document, (ii) the foregoing shall not apply to customary restrictions and conditions contained in agreements relating to the sale of a Subsidiary pending such sale, provided such restrictions and conditions apply only to the Subsidiary that is sold and such sale is permitted hereunder, and (iii) clause (a) shall not apply to customary provisions in leases restricting the assignment thereof.

            Section 7.6.       Investments, Etc.  The Borrower will not, and will not permit any of its Subsidiaries to, purchase, hold or acquire (including pursuant to any merger with any Person that was not a wholly-owned Subsidiary prior to such merger), any common stock, Indebtedness or other securities (including any option, warrant, or other right to acquire any of the foregoing) of, make or permit to exist any loans or advances to, Guarantee any obligations of, or make or permit to exist any investment or any other interest in, any other Person (all of the foregoing being collectively called “Investments”), or purchase or otherwise acquire (in one transaction or a series of transactions) any assets of any other Person that constitute a business unit, except:

                        (a)        Investments existing on the date hereof (including Investments in Subsidiaries) that have been disclosed to the Lender and/or that are set forth on the most current financial statements that have been delivered to the Lender;

(b)        Investments purchased in the ordinary course of business by any Financial Institution Subsidiary;

                        (c)        Investments made by the Borrower in or to any Subsidiary and by any Subsidiary in or to the Borrower or in or to another Subsidiary;

                        (d)        Investments made for the purpose of making or consummating an Acquisition. provided, that (i)  after giving effect to such Acquisition, no Default or Event of Default shall have occurred and be continuing, (ii) such Acquisitions are undertaken in accordance with all applicable laws, and (iii) the prior written consent or approval of such Acquisition of the board of directors or equivalent governing body  of the Person being acquired. Upon the Borrower or any Subsidiary’s Investment of fifty percent or more of the voting stock any Person that is a regulated financial institution, such Person shall become a Financial Institution Subsidiary for purposes of this Agreement; and

(e)        Other Investments permitted by applicable laws and regulations.

Section 7.7.       Sale and Leaseback Transactions.  The Borrower will not, and will not permit any of the Subsidiaries to, enter into any arrangement, directly or indirectly, whereby it shall sell or transfer any property, real or personal, used or useful in its business, whether now owned or hereinafter acquired, and thereafter rent or lease such property or other property that it intends to use for substantially the same purpose or purposes as the property sold or transferred.

ARTICLE VIII

EVENTS OF DEFAULT

Section 8.1.       Events of Default.  If any of the following events (each an “Event of Default”) shall occur:

                        (a)        the Borrower shall fail to pay any principal of any Loan when and as the same shall become due and payable, whether at the due date thereof or at a date fixed for prepayment or otherwise; or

                        (b)        the Borrower shall fail to pay any interest on any Loan or any fee or any other amount (other than an amount payable under clause (a) of this Section 8.1) payable under this Agreement or any other Loan Document, when and as the same shall become due and payable, and such failure shall continue unremedied for a period of five (5) days; or

            (c)        any representation or warranty made or deemed made by or on behalf of the Borrower or any Subsidiary in or in connection with this Agreement or any other Loan Document (including the Schedules attached thereto) and any amendments or modifications hereof or waivers hereunder, or in any certificate, report, financial statement or other document submitted to the Lender by the Borrower  or any representative of the Borrower  pursuant to or in connection with this Agreement shall prove to be incorrect in any material respect when made or deemed made or submitted; or

            (d)        the Borrower shall fail to observe or perform any covenant or agreement contained in Section 5.2, Section 5.3 (with respect to the Borrower’s existence), Section 5.10 or Articles VI or VII; or

            (e)        the Borrower shall fail to observe or perform any covenant or agreement contained (i) in this Agreement (other than those referred to in clauses (a), (b) and (d) above), and such failure shall remain unremedied for ninety (90) days after the earlier of (x) any officer of the Borrower becomes aware of such failure, or (y)  notice thereof shall have been given to the Borrower by the Lender or any Lender or (ii) in any other Loan Document (after taking into consideration any applicable grace periods); or

            (f)        the Borrower or any Subsidiary (whether as primary obligor or as guarantor or other surety) shall fail to pay any principal of or premium or interest on any Indebtedness owed to the Bank (including without limitation any Hedging Agreement or any letter of credit) in any amount or any other Indebtedness owed to any other Person greater than $500,000 that is outstanding, when and as the same shall become due and payable (whether at scheduled maturity, required prepayment, acceleration, demand or otherwise), and such failure shall continue after the applicable grace period, if any, specified in the agreement or instrument evidencing such Indebtedness; or any other event shall occur or condition shall exist under any agreement or instrument relating to such Indebtedness and shall continue after the applicable grace period, if any, specified in such agreement or instrument, if the effect of such event or condition is to accelerate, or permit the acceleration of, the maturity of such Indebtedness (without regard to whether such holders or other Person shall have exercised or waived their right to do so); or any such Indebtedness shall be declared to be due and payable; or required to be prepaid or redeemed (other  than by a regularly scheduled required prepayment or redemption), purchased or defeased, or any offer to prepay, redeem, purchase or defease such Indebtedness shall be required to be made, in each case prior to the stated maturity thereof; or

            (g)        the Borrower or any Subsidiary shall (i) commence a voluntary case or other proceeding or file any petition seeking liquidation, reorganization or other relief under any federal, state or foreign bankruptcy, insolvency or other similar law now or hereafter in effect  or seeking the appointment of a custodian, trustee, receiver, liquidator or other similar official of it or any substantial part of its property, (ii) consent to the institution of , or fail to contest in a timely and appropriate manner, any proceeding or petition described in clause (i) of this Section 8.1(g), (iii) apply for or consent to the appointment of a custodian, trustee, receiver, liquidator or other similar official for the Borrower or any such Subsidiary or for a substantial part of its assets, (iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding, (v) make a general assignment for the benefit of creditors, or (vi) take any action for the purpose of effecting  any of the foregoing; or

                        (h)        an involuntary proceeding shall be commenced or an involuntary petition shall be filed seeking (i) liquidation, reorganization or other relief in respect of the Borrower or any  Subsidiary or its debts, or any substantial part of its assets,  under any federal, state or foreign bankruptcy, insolvency or other similar law now or hereafter in effect  or (ii) the appointment of a custodian, trustee, receiver, liquidator or other similar official for the Borrower or any Subsidiary or for a substantial part of its assets, and in any such case, such  proceeding or petition shall remain undismissed for a period of 60 days or an order or decree approving or ordering any of the foregoing shall be entered; or

                        (i)         the Borrower or any Subsidiary shall become unable to pay, shall admit in writing its inability to pay, or shall fail to pay, its debts as they become due; or

                        (j)         an ERISA Event shall have occurred that, in the opinion of the Lender, when taken together with other ERISA Events that have occurred, could reasonably be expected to result in liability to the Borrower and the Subsidiaries in an aggregate amount exceeding $1,000,000; or

                        (k)        any uninsured judgment or order for the payment of money in excess of $1,000,000 in the aggregate shall be rendered against the Borrower or any Subsidiary, and either (i) enforcement proceedings shall have been commenced by any creditor upon such judgment or order or (ii) there shall be a period of 30 consecutive days during which a stay of enforcement of such judgment or order, by reason of a pending appeal or otherwise, shall not be in effect; or

                        (l)         any non-monetary judgment or order shall be rendered against the Borrower or any Subsidiary that could reasonably be expected to have a Material Adverse Effect, and there shall be a period of 30 consecutive days during which a stay of enforcement of such judgment or order, by reason of a pending appeal or otherwise, shall not be in effect; or

                        (m)        a Change in Control shall occur or exist; or

(n)         any Governmental Authority having regulatory authority over the Borrower or any Subsidiary shall impose any restriction upon the payment of dividends from any such Subsidiary to the Borrower or in any other way impose any restriction that limits or restricts Borrower or any of its Subsidiaries from engaging in normal business activities; or

(o)          any Financial Institution Subsidiary shall cease for any reason to be an insured bank under the Federal Deposit Insurance Act, as amended; or

(p)          the FDIC or any other federal or state regulatory authority shall issue a cease and desist order or take other action of a disciplinary or remedial nature against the Borrower or any Financial Institution Subsidiary and such order or other action could reasonably be expected to have a Material Adverse Effect or there shall occur with respect to any Financial Institution Subsidiary any event that is grounds for the required submission of a capital restoration plan under 12 U.S.C. §1831o (e)(2) and the regulations thereunder;

then, and in every such event (other than an event with respect to the Borrower or any Subsidiary described in clause (g) or (h) of this Section 8.1) and at any time thereafter during the continuance of such event, the Lender may, by notice to the Borrower, take any or all of the following actions, at the same or different times:  (i) terminate its Revolving Commitment; (ii) declare the principal of and any accrued interest on the Revolving Loans, and all other Obligations owing hereunder, to be, whereupon the same shall become due and payable immediately, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower and (iii) exercise all remedies contained in any other Loan Document; and  that, if an Event of Default specified in either clause (g) or (h)  shall occur, the Revolving Commitment  shall automatically terminate and the principal of the Loans then outstanding, together with accrued interest thereon, and  all fees, and all other Obligations shall automatically become due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower.

ARTICLE IX

MISCELLANEOUS

            Section 9.1.       Notices.

            (a)        Except in the case of notices and other communications expressly permitted to be given by telephone, all notices and other communications to any party herein to be effective shall be in writing and shall be delivered by hand or overnight courier service (with confirmation), mailed by certified or registered mail (return receipt requested) or sent by telecopy or email (with confirmation), as follows:

To the Borrower:                        Southern First Bancshares, Inc.

                                                100 Verdae Boulevard, Suite 100

                                                Greenville, SC 29606

                                                Attn: Mike Dowling

                                                Telephone Number: (864) 679-9070

                                                Telecopy Number:  (864) 679-9403

                                                Email: mdowling@southernfirst.com

                        To the Lender:                           The Brand Banking Company

                                                                        3328 Peachtree Road, NE

                                                                        Atlanta, Georgia 30326

                                                                        Attn: Chris Gruehn

                                                                        Telephone Number: (770) 339-2086

                                                                        Telecopy Number: (678) 407-8948

                                                                        Email: Chris Gruehn <cgruehn@thebrandbank.com>

                  Any party hereto may change its address or telecopy number for notices and other communications hereunder by notice to the other parties hereto.  All such notices and other communications shall, when transmitted by overnight delivery, or faxed, be effective when delivered for overnight (next-day) delivery, or transmitted in legible form by facsimile machine, respectively, or if mailed, upon the third Business Day after the date deposited into the mails or if delivered, upon delivery; provided, that notices delivered to the Lender shall not be effective until actually received by the Lender at its address specified in this Section 9.1.

                        (b)        Any agreement of the Lender herein to receive certain notices by telephone or facsimile is solely for the convenience and at the request of the Borrower.  The Lender shall be entitled to rely on the authority of any Person purporting to be a Person authorized by the Borrower to give such notice and the Lender shall not have any liability to the Borrower or other Person on account of any action taken or not taken by the Lender in reliance upon such telephonic or facsimile notice.  The obligation of the Borrower to repay the Revolving Loans and all other Obligations hereunder shall not be affected in any way or to any extent by any failure of the Lender to receive written confirmation of any telephonic or facsimile notice or the receipt by the Lender of a confirmation which is at variance with the terms understood by the Lender to be contained in any such telephonic or facsimile notice.

                        Section 9.2.       Waiver; Amendments.

                        (a)        No failure or delay by the Lender in exercising any right or power hereunder or any other Loan Document, and no course of dealing between the Borrower and the Lender, shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power or any abandonment or  discontinuance of steps to enforce such right or power, preclude any other or further exercise thereof or the exercise of any other right or power hereunder or thereunder.  The rights and remedies of the Lender hereunder and under the other Loan Documents are cumulative and are not exclusive of any rights or remedies provided by law. No waiver of any provision of this Agreement or any other Loan Document or consent to any departure by the Borrower therefrom shall in any event be effective unless the same shall be permitted by paragraph (b) of this Section 9.2, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. Without limiting the generality of the foregoing, the making of a Revolving Loan shall not be construed as a waiver of any Default or Event of Default, regardless of whether the Lender may have had notice or knowledge of such Default or Event of Default at the time.

                        (b)        No amendment or waiver of any provision of this Agreement or the other Loan Documents, nor consent to any departure by the Borrower therefrom, shall in any event be effective unless the same shall be in writing and signed by the Borrower and the Lender and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given.

            Section 9.3.       Expenses; Indemnification.

                        (a)        The Borrower shall pay (i) all reasonable, out-of-pocket costs and expenses of the Lender (including, without limitation, the reasonable fees, charges and disbursements of outside counsel and the allocated cost of inside counsel) in connection with the preparation and administration of the Loan Documents and any amendments, modifications or waivers thereof (whether or not the transactions contemplated in this Agreement or any other Loan Document shall be consummated) provided however that Lender will use its best efforts to limit such fees and expenses relating to preparation and administration of the Loan Documents to no more than $10,000, and (ii) all out-of-pocket costs and expenses (including, without limitation, the reasonable fees, charges and disbursements of outside counsel and the allocated cost of inside counsel) incurred by the Lender in connection with the enforcement or protection of its rights in connection with this Agreement, including its rights under this Section 9.3, or in connection with the Revolving Loans made hereunder, including all such out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Revolving Loans.

                         (b)       The Borrower shall indemnify the Lender and each Affiliate of the Lender, and each officer, director, employee, agents and advisors of the Lender and each Affiliate of the Lender (each, an “Indemnitee”) against, and hold each of them harmless from, any and all costs, losses, liabilities, claims, damages and related expenses, including the fees, charges and disbursements of any counsel for any Indemnitee, which may be incurred by any Indemnitee,  or asserted against any Indemnitee by the Borrower or any third Person, arising out of, in connection with or as a result of (i) the execution or delivery of any this Agreement or any other agreement or instrument contemplated hereby, the performance by the parties hereto of their respective obligations hereunder or the consummation  of any of the transactions contemplated hereby, (ii) any Revolving Loan or any actual or proposed use of the proceeds therefrom, (iii) any actual or alleged presence or release of Hazardous Materials on or from any property owned by the Borrower  or any Subsidiary or any Environmental Liability  related in any way to the Borrower or any Subsidiary or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether brought by the Borrower or any third Person and whether based on contract, tort, or any other theory  of law and regardless of whether any Indemnitee is a party thereto; provided,  that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses (x) are determined  by a court of competent jurisdiction in a final and nonappealable judgment.to have resulted from the  gross negligence or willful misconduct of such Indemnitee or (y) result from a claim brought by the Borrower against an Indemnitee for breach in bad faith of such Indemnitee’s obligations hereunder or under any other Loan Document, if the Borrower has obtained a final and nonappealable judgment in its favor on such claim as determined by a court of competent jurisdiction.

                         (c)       The Borrower shall pay, and hold the Lender harmless from and against, any and all present and future stamp, documentary, and other similar taxes with respect to this Agreement and any other Loan Documents, any collateral described therein, or any payments due thereunder, and save the Lender harmless from and against any and all liabilities with respect to or resulting from any delay or omission to pay such taxes.

                        (d)        To the extent permitted by applicable law, the Borrower shall not assert, and hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to actual or direct damages) arising out of, in connection with or as a result of, this Agreement or any agreement or instrument contemplated hereby, the transactions contemplated therein, any Loan or the use of proceeds thereof.

                        (e)        All amounts due under this Section 9.3 shall be payable promptly after written demand therefor.

            Section 9.4.       Successors and Assigns.

(a)        The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns, except that the Borrower may not assign or transfer any of its rights hereunder without the prior written consent of the Lender (and any attempted assignment or transfer by the Borrower without such consent shall be null and void).

(b)        The Lender may at any time assign to one or more assignees all or a portion of its rights and obligations under this Agreement and the other Loan Documents (including all or a portion of its Revolving Commitment and the Revolving Loans at the time owing to it); provided, that the Borrower must give its prior written consent (which consent shall not be unreasonably withheld or delayed) to any assignment, except an assignment to an Affiliate of the Lender or during the occurrence and continuation of a Default or an Event of Default. Upon the execution and delivery of an assignment agreement by the Lender and such assignee and payment by such assignee of an amount equal to the purchase price agreed between the Lender and such assignee, such assignee shall become a party to this Agreement and the other Loan Documents and shall have the rights and obligations of a Lender under this Agreement, and the Lender shall be released from its obligations hereunder to a corresponding extent.  Upon the consummation of any such assignment hereunder, the Lender, the assignee and the Borrower shall make appropriate arrangements to have new Revolving Credit Notes issued to reflect such assignment.

(c)        The Lender may at any time, without the consent of the Borrower, sell participations to one or more banks or other entities (each, a “Participant”) in all or a portion of the Lender's rights and obligations under this Agreement; provided, that (i) the Lender's obligations under this Agreement shall remain unchanged, (ii) the Lender shall remain solely responsible to the other parties hereto for the performance of its obligations hereunder, and (iii) the Borrower shall continue to deal solely and directly with the Lender in connection with the Lender's rights and obligations under this Agreement and the other Loan Documents. Any agreement between the Lender and the Participant with respect to such participation shall provide that the Lender shall retain the sole right and responsibility to enforce this Agreement and the other Loan Documents and the right to approve any amendment, modification or waiver of this Agreement and the other Loan Documents.

 (d)       The Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement and the Note to secure its obligations to a Federal Reserve Bank without complying with this Section 9.4; provided, that no such pledge or assignment shall release the Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

            Section 9.5.       Governing Law; Jurisdiction; Consent to Service of Process.

                        (a)        This Agreement and the other Loan Documents shall be construed in accordance with and be governed by the law (without giving effect to the conflict of law principles thereof) of the State of Georgia.

                        (b)        The Borrower hereby irrevocably and unconditionally submits, for itself and its property, to the non-exclusive jurisdiction of any Federal and/or state court (including without limitation the Business Case Division of the Fulton County Superior Court, if applicable)  located in the State of Georgia and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement or any other Loan Document or the transactions contemplated hereby or thereby, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such Georgia state court or, to the extent permitted by applicable law, such Federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement or any other Loan Document shall affect any right that the Lender may otherwise have to bring any action or proceeding relating to this Agreement or any other Loan Document against the Borrower or its properties in the courts of any jurisdiction.

                        (c)        The Borrower irrevocably and unconditionally waives any objection which it may now or hereafter have to the laying of venue of any such suit, action or proceeding described in paragraph (b) of  this Section 9.5 and brought in any court referred to in paragraph (b) of this Section 9.5. Each of the parties hereto irrevocably waives, to the fullest extent permitted by applicable law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

                        (d)        Each party to this Agreement irrevocably consents to the service of process in the manner provided for notices in Section 9.1.  Nothing in this Agreement or in any other Loan Document will affect the right of any party hereto to serve process in any other manner permitted by law.

                        Section 9.6.       Right of Setoff.  In addition to any rights now or hereafter granted under applicable law and not by way of limitation of any such rights, the Lender shall have the right, at any time or from time to time upon the occurrence and during the continuance of an Event of Default, without prior notice to the Borrower, any such notice being expressly waived by the Borrower to the extent permitted by applicable law, to set off and apply against all deposits (general or special, time or demand, provisional or final) of the Borrower at any time held or other obligations at any time owing by the Lender to or for the credit or the account of the Borrower against any and all Obligations held by the Lender, irrespective of whether the Lender shall have made demand hereunder and although such Obligations may be unmatured.  The Lender agrees promptly to notify the Borrower after any such set-off and any application made by the Lender; provided, that the failure to give such notice shall not affect the validity of such set-off and application.

            Section 9.7.       Counterparts; Integration. This Agreement may be executed by one or more of the parties to this Agreement on any number of separate counterparts (including by telecopy), and all of said counterparts taken together shall be deemed to constitute one and the same instrument. This Agreement, the other Loan Documents, and any separate letter agreement(s) relating to any fees payable to the Lender constitute the entire agreement among the parties hereto and thereto regarding the subject matters hereof and thereof and supersede all prior agreements and understandings, oral or written, regarding such subject matters.

            Section 9.8.       Survival. All covenants, agreements, representations and warranties made by the Borrower herein and in the certificates or other instruments delivered in connection with or pursuant to this Agreement shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of this Agreement and the making  of any Loans, regardless of any investigation made by any such other party or on its behalf and notwithstanding that the Lender may have had notice or knowledge of any Default or incorrect representation or warranty at the time any credit is extended hereunder, and shall continue in full force and effect as long as the principal of or any accrued interest on any Loan or any fee or any other amount payable under this Agreement is outstanding and unpaid and so long as the Loan Commitment has not expired or terminated.  The provisions of Section 2.10 and Section 9.3 shall survive and remain in full force and effect regardless of the consummation of the transactions contemplated hereby, the repayment of the Loans, the expiration or termination of the Loan Commitment or the termination of this Agreement or any provision hereof.  All representations and warranties made herein, in the certificates, reports, notices, and other documents delivered pursuant to this Agreement shall survive the execution and delivery of this Agreement and the other Loan Documents, and the making of the Loans.

            Section 9.9.       Severability.  Any provision of this Agreement or any other Loan Document held to be illegal, invalid or unenforceable in any jurisdiction, shall, as to such jurisdiction, be ineffective to the extent of such illegality, invalidity or unenforceability without affecting the legality, validity or enforceability of the remaining provisions hereof or thereof; and the illegality, invalidity or unenforceability of a particular provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

                        Section 9.10.     Patriot Act.   The Lender hereby notifies the Borrower  that pursuant to the requirements of the USA PATRIOT Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Patriot Act”), it is required to obtain, verify and record information that identifies the Borrower, which information includes the name and address of the Borrower and other information that will allow the Lender  to identify the Borrower in accordance with the Patriot Act.  The Borrower shall, and shall cause each of its Subsidiaries to, provide to the extent commercially reasonable, such information and take such other actions as are reasonably requested by the Lender in order to assist the Lender in maintaining compliance with the Patriot Act.

                        Section 9.11.     WAIVER OF JURY TRIAL.

EACH PARTY TO THIS AGREEMENT HEREBY EXPRESSLY WAIVES ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM, DEMAND, ACTION OR CAUSE OF ACTION ARISING UNDER THIS AGREEMENT OR IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES HERETO OR ANY OF THEM WITH RESPECT TO THIS AGREEMENT, OR THE TRANSACTIONS RELATED HERETO, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER FOUNDED IN CONTRACT OR TORT OR OTHERWISE; AND EACH PARTY HEREBY AGREES AND CONSENTS THAT ANY SUCH CLAIM, DEMAND, ACTION OR CAUSE OF ACTION SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY, AND THAT ANY PARTY TO THIS AGREEMENT MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS SECTION WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE SIGNATORIES HERETO TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY.

[Remainder of Page Intentionally Blank]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed under seal in the case of the Borrower by their respective authorized officers as of the day and year first above written.

                                                                                                                            SOUTHERN FIRST BANCSHARES, INC.

                                                                                                                            By___________________________

                                                                     Name:

                                                                     Title:

                                                                    [SEAL]

                                                                                                                            THE BRAND BANKING COMPANY

                                                                                                                             By___________________________________

                                                                                                                                    Name:

                                                                                                                                    Title:

SCHEDULE  4.12

FINANCIAL INSTITUTION SUBSIDIARIES

                                                                                                                                            Ownership % by                                                       Jurisdiction of

Name                                                                                                                                   Borrower                                                                  Incorporation

Southern First Bank                                                                                                              100%                                                                       South Carolina

OTHER SUBSIDIARIES

Greenville Statutory Trust I

Greenville Statutory Trust II

SCHEDULE 7.1

OUTSTANDING INDEBTEDNESS

[SOUTHERN FIRST BANCSHARES TO PROVIDE]

EXHIBIT A

NOTE

$10,000,000.00                                                                                                                                                                                                                                      Atlanta, Georgia

                                                                                                                                                                                                                                                            June 6, 2014

            FOR VALUE RECEIVED, the undersigned, Southern First Bancshares, Inc., a South Carolina corporation (the “Borrower”), hereby promises to pay to The Brand Banking Company (the “Lender”) or its registered assigns at its principal office or any other office that the Lender designates, on the Maturity Date (as defined in the Loan Agreement dated as of June 6, 2014, by and between the Borrower and the Lender) (as the same may be amended, supplemented or otherwise modified from time to time, the “Loan Agreement”), the lesser of the principal sum of Ten Million and no/100 Dollars ($10,000,000) and the aggregate unpaid principal amount of all Loans made by the Lender to the Borrower pursuant to the Loan Agreement, in lawful money of the United States of America in immediately available funds, and to pay interest from the date hereof on the principal amount thereof from time to time outstanding, in like funds, at said office, at the rate or rates per annum and payable on such dates as provided in the Loan Agreement.  In addition, should legal action or an attorney-at-law be utilized to collect any amount due hereunder, the Borrower further promises to pay all costs of collection, including the reasonable attorneys’ fees of the Lender.

            The Borrower promises to pay interest, on demand, on any overdue principal and, to the extent permitted by law, overdue interest from its due dates at a rate or rates provided in the Loan Agreement.

            All borrowings evidenced by this Note and all payments and prepayments of the principal hereof and the date thereof shall be recorded by the holder hereof in its internal records; provided, that the failure of the holder hereof to make such a notation or any error in such notation shall not affect the obligations of the Borrower to make the payments of principal and interest in accordance with the terms of this Note and the Loan Agreement.

            This Note is issued in connection with, and is entitled to the benefits of, the Loan Agreement which, among other things, contains provisions for the acceleration of the maturity hereof upon the happening of certain events, for prepayment of the principal hereof prior to the maturity hereof and for the amendment or waiver of certain provisions of the Loan Agreement, all upon the terms and conditions therein specified.  THIS NOTE SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAWS OF THE STATE OF GEORGIA  AND ANY APPLICABLE LAWS OF THE UNITED STATES OF AMERICA.

                                                                                                                SOUTHERN FIRST BANCSHARES, INC.

                                                                                                                By:

                                                                                                                     Name:

                                                                                                                     Title:

                                                                                                                     [SEAL]

EXHIBIT 2.2

The Brand Banking Company

3328 Peachtree Road, NE

Atlanta, Georgia 30326

Attention:

Dear Sirs:

            Reference is made to the Loan Agreement dated as of June 6, 2014  (as amended and in effect on the date hereof, the “Loan Agreement”), between the undersigned, as Borrower, and The Brand Banking Company, as Lender.  Terms defined in the Loan Agreement are used herein with the same meanings.  This notice constitutes a Notice of Borrowing, and the Borrower hereby requests a Revolving Loan under the Loan Agreement, and in that connection the Borrower specifies the following information with respect to the Loan requested hereby:

            (A)       Principal amount of Revolving Loan:

            (B)       Date of Revolving Loan (which is a Business Day):

            (C)       Location and number of Borrower’s account to which proceeds of Loans are to be disbursed:

            The Borrower hereby represents and warrants that the conditions specified in paragraphs (a), (b) and (c) of Section 3.2 of the Loan Agreement are satisfied.

                                                                                                                                                                        Very truly yours,

                                                                                                                                                                        SOUTHERN FIRST BANCSHARES, INC.

                                                                                                                                                                        By:

                                                                                                                                                                              Name:

                                                                                                                                                                              Title: